Exhibit 23.1

Consent of Marcum LLP, Independent Registered Public Accounting Firm

The Board of Directors

Iron Eagle Group, Inc.

We consent to the incorporation by reference in this Registration Statement of Iron Eagle Group, Inc. (the “Company”) on Form S-8 of our report, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, dated July 31, 2012, with respect to our audit of the consolidated financial statements of the Company as of December 31, 2011 and for the year then ended, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2011.

/s/ Marcum LLP

Marcum LLP

Hartford, Connecticut

September 14, 2012